Exhibit 10.11(i)

AMENDMENT TO THE

CLEARWATER PAPER CORPORATION

PERFORMANCE SHARE AGREEMENT

2008 STOCK INCENTIVE PLAN

This Amendment to the Clearwater Paper Corporation Performance Share Agreement (“Amendment”) is entered into by Clearwater Paper Corporation (the “Corporation”) and Employee effective as of the Grant Date.

RECITALS

A. The Corporation maintains the Clearwater Paper Corporation 2008 Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Amendment, and the Employee was selected to receive a contingent grant of Performance Shares for the Performance Period January 1, 2009-December 31, 2011 under Section 11 of the Plan.

B. In connection with the grant of Performance Shares to Employee, the Corporation and Employee entered into a Performance Share Agreement, dated as of the Grant Date (the “Agreement”).

C. The parties now wish to enter into this Amendment to modify certain of the provisions of the Agreement upon the terms and conditions set forth below.

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1. Amendment of Section 5(i). Section 5(i) of the Agreement is hereby amended and replaced in its entirety by the following:

5.	Calculation of Total Stockholder Return. Total stockholder return for a Share and for the stock of a member of the peer group shall be expressed as a percentage and calculated by:

(i)	subtracting (a) the beginning average stock price for one share of stock (determined by calculating the average closing stock price during the forty trading days beginning January 2, 2009) from (b) the ending average stock price for such share of stock (determined by calculating the average closing stock price during the final forty trading days of the Performance Period, after taking into account the effect of any of the events described in Section 12 of the Plan occurring with respect to the Corporation or any member of the peer group);

2. Amendment of Section 14. Section 14 of the Agreement is hereby amended and replaced in its entirety by the following:

14.	Applicable Taxes. In the event the Corporation determines that it is required to withhold state or federal income taxes, social security taxes or any other applicable taxes as a result of the payment of the Shares, the Corporation will satisfy such withholding requirements by withholding of Shares otherwise payable upon the settlement of the Award, which Shares will have a Fair Market Value (determined as of the date when taxes would otherwise be withheld in cash) not in excess of the legally required minimum amount of tax withholding.

3. No Further Modification. All other provisions of the Agreement will be unaffected by this Amendment and shall remain in full force and effect. The defined terms used in the Agreement have the same meanings when used in this Amendment unless otherwise indicated.

[signature page follows]

IN WITNESS WHEREOF, each party has or has caused this Amendment to be executed as of the respective date set forth below.

CORPORATION: Clearwater Paper Corporation, a Delaware corporation

By:
Name:
Title:
Date:

EMPLOYEE:

[Name of Employee]

Date: